Exhibit 99.1
Company: PFSweb, Inc. (Nasdaq: PFSW)
Subject: Q2 2011 Earnings Call
Date: August 11, 2011
MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Brandy, and I will be your conference operator today. At this time, I would like to welcome everyone to PFSweb’s Second Quarter 2011 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. [Operator Instructions]
Thank you. I would now like to turn the call over to Garth Russell, with KCSA Strategic Communications. Please go ahead.
Garth Russell, Head-Investor Relations
Thank you, Brandy. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words, anticipate, believe, estimate, expect, intend, will, guidance, confident, target, project and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, merchandise sales, and certain ratios that use these measures. In our press release with financial tables issued today, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of our investors and should be considered in addition to and not instead of GAAP measures.
At this time, it’s now my pleasure to turn the call over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman & Chief Executive Officer
Thanks, Garth. Good morning everybody. With me this morning is Tom Madden, our CFO; Mike Willoughby, President of PFSweb. This morning, we’ll be providing the overview of financial results for our second quarter end of June 30, 2011. After our prepared comments, we will be available for a few questions.
As you can see in our press release issued this morning, the second quarter of 2011 was marked by the continuation of several major growth drivers that we discussed in our last call. At the center of our continued strong growth is our service fee business, which reported a great increase in revenue this quarter of 27% compared to the same period last year. The increase is attributable to existing client growth as well as the ongoing ramp-up of several new client programs implemented in the last several months. This includes several new End2End solutions launched within the last year that are supporting the transition of some of the world’s most well known brands into today’s eCommerce marketplace, including the likes of kate spade new york and the recently announced relationship with Starbucks.
As I mentioned last quarter, we are experiencing what we believe to be a significant tailwind of the industry factors and a growing list of outstanding PFSweb and client success stories that are driving exciting growth opportunities for us by reputation and referenceability. We’re keenly focused on capturing these growth opportunities for clients and ourselves through expanding our sales efforts, deploying a rapidly growing professional staff in our technology and operational areas and by investing in our infrastructure with an eye towards being prepared in advance for the growth forecast of our clients.
The collective result of these factors is that our service fee revenue continues to experience strong growth, and we believe that will continue. Along with that, we continue to make strategic investments to ensure we continue to capture the opportunities and that is resulting in higher SG&A costs.
We are keenly focused on striking a careful balance between the need to grow and the need to continue to improve our financial performance. As such, while we are investing for the future, we are continuing to target and will reiterate our guidance of adjusted EBITDA between $6 million and $7 million for calendar year or fiscal year 2011.
While as I just described the Service Fee business continues to grow, this revenue is being partially offset by lower product revenue from the Business and Retail Connect business segment. Recently our largest client relationship in this segment proactively communicated to us certain realignment and restructuring activities that they expect to take over the next 12 to 18-months.
We understand that these changes are designed to streamline our clients’ business processes, reduce cost of operations and set the business up to be a stronger market presence in the future. Collectively, we believe that these changes may result in some gradual and modest declines of product revenue and result in gross margin dollars for our Business and Retail Connect segment over the next several quarters while our clients restructuring activities are implemented and before their targeted benefits take a foothold. That being said, the Business and Retail Connect segment did experience a benefit in margins during the second quarter, due to certain client pricing adjustments.
As Mike will address further, we currently expect our service fee business segment to maintain its positive momentum and drive our growth as we look to the future. We currently have about 15 separate contracted eCommerce client programs set to launch over the next six months, including 10 End2End solutions with some new client programs — some of those which include new client programs that we announced during last quarter’s conference call.
As we continue to close and implement new client agreements, we’ve also been able to attract a healthy flow of potential new business, allowing our business pipeline to remain strong and healthy. As a result of the hard work of our team over the past quarter our pipeline sits today at about $45 million in size based on client annual projections. While this pipeline amount is down somewhat from the past few quarters, much of the change is attributable to yet-to-be-announced client wins coming out of the pipeline combined with the normal Summer season of new business softness that we generally experience each year.

We believe the continually strong pipeline speaks for itself in terms of both the rapidly growing number of End2End opportunities we are pursuing and in the growing reputation that PFSweb has earned for successfully implementing high quality and customizable solutions for our clients.
In line with this positive momentum, we’ve spent the last couple of quarters and expect to continue making strategic investments in our staff, facilities and technology, both domestically and abroad. It is through these investments that we’ve been able to support our existing client programs and will be able to support the growth we expect from clients currently in the new business pipeline.
During the first half of 2011, we made significant additions to our technology development team as well as other investments in our facilities and technology and operational infrastructure. This includes the new food grade distribution facility, we opened at Memphis earlier this year that will be used to support Starbucks, as well as other new CPG client programs we are targeting to launch in the future.
Also we’re in the process of aggressively expanding our call center operations within the next few months that will include the opening of a new larger facility in the Dallas area. A by-product of this exciting expansion is that we do expect to record various one-time facility relocation costs during the next several quarters.
We are targeting strong service fee revenue growth to continue in Q3 and Q4, but as I have discussed the impact of this growth will be somewhat tempered in our financial results by the higher cost necessary to be prepared to embrace our current and future clients’ growth forecasts. Just to be clear, while we’re definitely making investments that will result in higher SG&A costs in the near term, we believe those investments bode very well for us in terms of the financial future of our business.
Again, we’re continuing to provide guidance that our Adjusted EBITDA for fiscal year 2011 is targeted to be between $6 million and $7 million. With this information as a backdrop, I’d like Mike to take the call for a few minutes and give you some details in terms of our client programs. Mike?
Michael C. Willoughby, President & Chief Information Officer
Thank you, Mark, and good morning, everyone. As Mark just mentioned, we’re really excited about the growth we’re experiencing in our service fee business for this quarter and the first half of 2011. This growth is being driven by a number of factors, including the ramp-up of the number of new clients launched over the past year, as well as from the organic growth of several of our established clients. For me one of the highlights of this conference call is the announcement of the launch of the new StarbucksStore.com website, which is powered by PFSweb’s End2End eCommerce solution.
We have referred to this client on previous conference calls as a well-known company in the pre-packaged food and beverage category. So for those of you that follow us conference call to conference call, that answers that question for you. The new website went live during the last week in July and Starbucks announced the new site with a press release last Thursday. As indicated in that press release the new site is a complete redesign of the prior site that makes shopping for coffee, tea and merchandise easier and more convenient for the Starbucks customer. This site is part of Starbucks’ growing digital presence and it offers an elevated Starbucks experience that’s consistent with the well-known and respected brand experience that Starbucks creates in its stores throughout the world.
While the launch of the new eCommerce site is exciting in itself, there’s some really great eCommerce innovations within the new site that I think are worth mentioning, including a new subscription service. With the subscription service in the site, registered customers can set up time-

based shipments for not only coffee and tea products, but they’ll be eligible to place pre-orders for special items from time-to-time, items that are only available online.
The subscription service utilizes as a customized version of our continuity module to deliver a very easy to use online tool for the customers to maintain their service using a familiar queue interface. The new site also contains new coffee and tea tour packages that combined relevant products into exciting new experience for the customers. Using this feature of the Starbucks Store, customers can educate themselves to the different dimensions and tastes of coffee and tea by participating in these tours, which are multi-month product packages that ship to them automatically.
For example, in a coffee tour you can receive two contrasting styles of coffee per month to compare and contrast the idiosyncrasies of each blend and increase your knowledge of coffee. Standard ground shipping is free for all products included in the tour.
In addition to the coffee and tour packages the site will feature a rotating selection of Starbucks Reserve coffees. Now customers across the U.S. have access to limited release coffees that otherwise are only available in select company-owned stores in certain areas of the country.
And speaking of Starbucks stores, in order to integrate the digital channel seamlessly into the iconic Starbucks in-store experience, we’ve included the My Starbucks Reward and the Starbucks Card in the new site. You can purchase Starbucks cards from the site for yourself or as a gift. And when you shop online at the Starbucks Store, you can use the registered Starbucks Card to earn Stars, which is the Starbucks reward currency for each purchase that you make online. These stars can be redeemed for free drinks in the store and other unique prizes from Starbucks including personalized product offers and coupons.
In addition to the great features we built into this site, it’s also simply just a wonderful eCommerce experience, with beautiful content that’s consistent with the world-class Starbucks brand. And I encourage you to shop the StarbucksStore.com site frequently over the next year and just experience not only what it looks today, but experience the End2End eCommerce solution and participate in the process of innovation that we’re going to be partnering with Starbucks as we evolve this site over the next year and years to come.
I’m also pleased to be able to name another new client that we’ve referred to generically in previous conference calls. In the last conference call I mentioned that three of the new client programs we were working on were eCommerce sites for Western Europe and/or Canada. Two of those programs are branded eCommerce programs for the Columbia Sportswear brand supporting both the Columbia brand and the Sorel footwear brand in Western Europe and Canada.
These sites are expected to launch over the next 60 days and they’ll utilize Columbia’s existing technology agreement with Demandware in combination with remainder of our End2End components including high-touch customer care, order management, fulfillment, payment processing and marketing services. Customer care and fulfillment services for European and Canadian consumers will be provided out of our Liege, Belgium location and our Toronto, Canada area location respectively. We’re really excited to add these two excellent fashion brands to our rapidly growing portfolio of fashion and apparel clients.
As we said in prior conference calls, success in global markets is really important for our business’s long-term success. While our global End2End eCommerce footprint solution is already well established, expanding this footprint is a key element to our growth strategy. And it will help us service our customers even more effectively and make us an even greater force in the market. I believe the addition of Columbia to our global brand portfolio demonstrates the success we’re having in winning global deals. And there are more global engagement announcements to be coming in future conference calls.

Also we’ve now launched one of four planned new fragrance, beauty and skin care eCommerce sites under our existing master agreement with Procter & Gamble. These four sites leveraged the End2End solution we previously deployed for P&G with the eStore, and these launches will serve to illustrate our ability to rapidly launch successive brands on a common platform and a common infrastructure, while still delivering a completely customized consumer experience at every touch point.
You may have noticed that we continue to roll out separate customized programs under these master agreements such as our P&G enterprise agreement, our Liz Claiborne master agreement and the master agreement we have with a still unnamed fragrance and beauty company. We believe this success validates our approach to target luxury, prestige and CPG brand holding companies or portfolio companies where a single contact relationship may lead to multiple valuable brand engagements.
We believe our End2End solution is uniquely positioned in the industry to meet the needs of these brand holding companies where we can provide a single solid infrastructure and provide tremendous leverage to our client, giving them economies of scale while still providing a completely custom-branded experience for each brand. And I think this is critical to the luxury and prestige brands that they’re targeting since they have really zero tolerance for anything that’s less than a completely customized brand-centric message.
In total, including this new fragrance and beauty site and the StarbucksStore.com site, we now have over 17 End2End programs in operation since the first End2End solution was initially launched in 2008. This track record, along with our reputation as a leading solution provider in our industry, is quickly helping us gain entry to potential new clients and helping us compete for new business both in the U.S. as well as abroad.
Looking forward, as Mark mentioned earlier, we have approximately 15 new client programs set to launch over the next six months. These programs are for companies which span multiple industries as we continue to benefit from the emergence of several large product categories accelerating growth in the web commerce space. These categories include fashion, health and beauty and consumer packaged goods or CPG.
In fact last quarter, we signed a master agreement with a major CPG company in the pre-packaged food and beverage space to launch End2End eCommerce solutions for two of their major beverage brands before Christmas this year. This engagement represents a significant revenue opportunity for us in 2012 with some contribution currently anticipated in Q4 of this year. This opportunity also represented one of our larger individual proposal amounts in the pipeline that we reported last quarter.
And with our new business sales pipeline still at over $45 million in size based on client projections, we’re encouraged that we are continuing to win major new deals while our business development activities backfill the pipeline with new opportunities. I believe this a very good indicator that we can sustain our targeted growth rates moving into the future.
Finally, as I indicated at the beginning of my comments, we continue to benefit from impressive organic growth with several of our established clients including recently announced programs with Carter’s and kate spade new york. Helping our clients to grow their businesses with our End2End eCommerce solution, particularly with our digital marketing services, is a core part of our value proposition to our clients.
Benefiting from our clients’ organic growth is also an important part of our financial model. In order to take advantage of these client organic growth benefits, we must continue to offer leading-edge, comprehensive End2End solutions and we must operate those solutions with a very high level of quality.

We believe our success in winning and now expanding these new client business opportunities validates our model and provides an inherently positive reference to the high levels of quality that we provide to our clients and our customers.
And with that exciting news, I’ll turn the call over to Tom, for review of the financial results for this quarter. Tom?
Thomas J. Madden, EVP, Chief Financial & Accounting Officer
Thank you, Mike. Well, as Mark and Mike had both alluded to, I’m also pleased with the progress PFSweb has made this quarter in terms of both our business and financial results. Just a recap on the quarter, total consolidated revenue for PFSweb in the quarter ended June 30, 2011 was $68.0 million compared to $66.4 million reported in the second quarter of 2010. This included an increase of 27% in our service fee revenue up to a level of $21.0 million compared with $16.6 million for the 2010 second quarter. This increase is attributable to increased service fees generated from both new and existing service contract relationships.
To break that increase down for you a little bit further, new service fee contract relationships generated approximately $4 million of this year-over-year increase, while existing client activity generated approximately $3 million of growth. These two increases were partially offset by a year-over-year reduction of $2.7 million from the impact of terminated clients. Most of this related to the non-renewal in mid-2010 of the large technology manufacturing client, which we discussed last year. If you exclude that non-renewal, our year-over-year service fee revenue growth would have been approximately 43%.
The increase in our service fee revenue helped offset a decrease in our Business and Retail Connect business segment, which includes our Supplies Distributors operations. Our revenue for this segment was $38.8 million for the second quarter of 2011 as compared to $43.7 million for the 2010 second quarter.
Our consolidated gross profit for the second quarter of 2011 increased to $8.6 million or 14.3% of net revenue, excluding pass-through revenue, as compared to $7.6 million or 12.6% of net revenue, excluding pass-through revenue, again in the second quarter of 2010. This improved percentage is in part due to an increased percentage of our overall revenue mix coming from the higher gross margin service fee business.
In addition, our gross profit received a boost during the quarter from the incremental gross margins earned from certain product price increases enacted by our large client in the Business and Retail Connect segment, as well as the impact of certain incremental inventory cost adjustments. We expect our margins for the Retail and Business Connect business to settle back to historical levels again in the third quarter.
Our second quarter results reflect ongoing SG&A investments we are making in our business to support increased client activity both domestically and abroad as well as for future anticipated growth. These activities have primarily included strategic investments and personnel, facilities, sales and marketing, and technology. SG&A for the quarter increased approximately $1 million to $9.4 million as compared to $8.4 million for the same period a year ago.
In the second quarter of 2011, our consolidated Adjusted EBITDA was $1.1 million which was the same as the prior year period. We anticipate our SG&A investments to continue to have an impact on our Adjusted EBITDA in the third quarter of 2011. However, we are now expecting a stronger fourth quarter. Overall, we continue to target an Adjusted EBITDA range for fiscal 2011 of $6 million to $7 million. This target excludes certain facility relocation related costs which we expect to incur during the next few quarters.

For the second quarter, our net loss totaled $1.2 million or $0.10 per basic and diluted share compared to a net loss of approximately $1.5 million or $0.14 per basic and diluted share for the same period last year. Net loss for the second quarter of 2011 included an income of about $14,000 from discontinued operations related to eCOST.com, compared to a loss of $0.4 million from discontinued operations for the same period last year.
We continue to maintain a solid financial position with total cash and restricted cash as of June 2011 of approximately $20.2 million. During the quarter, we also completed a renewal of a credit facility for our Business and Retail Connect business segment to support its financing needs.
Our capital expenditure so far in 2011 have reached approximately $4.7 million. This includes new client start-up integration activity that is generally funded by clients. In addition we continue to make investments in technology and infrastructure to support our growth and enhance productivity.
Now I’d like to turn the call back to Mark for some closing comments.
Mark C. Layton, Chairman & Chief Executive Officer
Great. Thanks, Tom. I hope that our prepared remarks today, which you heard from myself and Mike and Tom, give you a little insight to the feel that I and our entire team here at PFSweb are currently experiencing. Seeing the finished product of great client names like Procter & Gamble, Starbucks, kate spade new york, Carter’s and so many others and watching many of these clients’ businesses experienced strong growth as a result of the new technology platform, marketing programs and site features that have been implemented, is incredibly rewarding not only for our clients, but for our PFSweb team as well.
I can feel within our business and our staff an awesome buzz of excitement and expectation that feels a lot to me like the dot.com boom years in the late 90s, but with what I believe is a whole different universe of tangible and financially sustainable growth opportunities. It is exciting times, lots going on and we look forward to continue to update you on our progress in the coming quarters.
With that, that concludes our prepared comments for today. Operator, we’ll be available for a few questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from the line of Mark Argento with Craig-Hallum Capital.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Good morning, guys.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Hi, Mark. How are you?
<A — Mark Layton — Chairman & Chief Executive Officer>: Hi, Mark.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Good thanks, nice quarter and looks like you guys are continuing some nice incremental progress at the services business. Specifically around that I know you’d mentioned that you had 15 new, I think it’s new — is it new programs that you’re launching maybe you could just kind of clarify that number for me a little bit?
<A — Michael Willoughby — President & Chief Information Officer>: Sure. So when we refer to a client program, it’s a specific, usually geographic program deployed. So for instance if we have a global client, we sign a master agreement with them, then we launch a U.S. and a Canadian and a Western European site we would count those as three separate client programs under one master agreement.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Okay.
<A — Mark Layton — Chairman & Chief Executive Officer>: And we view it that way, Mark, simply because each one of them is — while the technology backbone is common, the look and feel of the interface is different in order to deal with the localization requirements in each of the countries. And that’s true across brands as well. So we may have a — you look at Procter & Gamble relationship that Mike discussed in there, I mean there are a number of client programs within that that are distinct either geographies or brands within that.
<A — Michael Willoughby — President & Chief Information Officer>: And generally we’re going to be deploying a separate project team for the launch of each program. So, from our perspective the bandwidth that we have in order to launch new client programs, one of those teams would be taken up by a new client program. So, if we say we’ve 15 client programs in progress, generally it means that we have 15 project teams deployed to launch those.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Got it. Okay, that’s helpful. And you said within the 15 is one of the — a major packaged foods guy and the beverage programs are two of the 15, is that right?
<A — Michael Willoughby — President & Chief Information Officer>: That’s correct.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Okay. Maybe you can better help me understand the whole beverage/eCommerce. I mean, are you actually going to be a direct-to-consumer model here or is it a B2B or what do you have going on or what potentially does this thing look like?
<A — Michael Willoughby — President & Chief Information Officer>: The program is an End2End direct-to-consumer program and products are pre-packaged. So, shelf stable type products like you see on a grocery store shelf, for instance, direct-to-consumer.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Got you. And is it actually — I assume it’s a beverage type of liquid product?

<A — Michael Willoughby — President & Chief Information Officer>: It’s in that category so there’s a variety of different types of products. Some are liquids. Some are other powder type products. And there’s also merchandise and consumer electronic type products in there as well.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Got you. Okay, that’s helpful. And then you guys, you expect to have it up and running by the end of the year?
<A — Michael Willoughby — President & Chief Information Officer>: Before Christmas.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Got you, okay. And will they let you to hopefully announce the client at that time? Or...
<A — Michael Willoughby — President & Chief Information Officer>: We expect to be able to announce the client at or after the launch.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Got you, okay. Mark, when you talk about, I mean, you guys are cool, is it just a massive pipeline of business here, and you talked about gearing up to be able to handle that business. When you’re talking about incremental spend, are you — is it hiring people to call center people, operations people, what maybe you could kind of, high level bucket out the spend a little better or help us think about that?
<A — Mark Layton — Chairman & Chief Executive Officer>: Okay well, it is a combination of people and then capital investments in other existing infrastructure to expand it or new capabilities that we have. So specifically, technology developers for example that area has grown pretty significantly over the last year. And we have a period of time during their ramp-up period as we train them on the technology backbone that we use that they are not necessary assigned to a client. So that results in a, increase in SG&A during that period of time that we would then expect will move in the cost of goods as new client programs are implemented with those people working on them.
That’s a similar scenario for account managers that manage our client relationships. We’ve seen a significant head count increase in that area as well, again there is a training period that’s involved with that. Particularly our entry level account manager are primarily new college graduates. So our recruit program and the runway run up time period if you will for their training is included in SG&A during that period of time until they are assigned specifically to a client area and then they will show in our cost of goods. So, what you’re seeing is a people component running through SG&A that we expect over time will move to cost of goods and be associated with new revenue that we would make in that area. So, that’s the people front.
On the infrastructure side of things in here we’ve made some pretty significant investments in terms of our mobile pick cart technology in our facilities in Memphis. The pick cart technology is a very highly productive picking method for many of our clients and with the growth that we’ve experienced with clients like Carter’s and a number of the others, the pick cart technology has grown significantly in that area so we’ve made significant investments there. We’ve talked about the food grade facility already that we added earlier this year so that’s some of the infrastructure.
And then we just have facility expansion needs so, for example, our call center agents will grow substantially. We have a smaller period of time where they are in SG&A but they’ve become productive much more quickly in our environment that we’re ramping up infrastructure requirements to support the seat needs for the new clients that Mike described as well a pretty significant fourth quarter peak that we expect at this point.
So that is square footage, furniture, telecom equipment I mean PCs and so on and so forth in that area that from an infrastructure needs and again a lot of that will end up in cost of goods as the revenue comes from there. So you see a bit of a ballooning in the SG&A component that will move the cost of goods but as we continue to see an aggressive new business pipeline that amounts going to continue to be in there, if we get — get ready for the next bulge as well, so.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Got you. And then Tom, you had mentioned facilities relocation costs is that at a corporate level or is that just additional — just distribution facilities?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Combination, we’ve talked little bit about different facilities. We, just within the last couple of weeks, have relocated our Canadian facility from its prior location to somewhat larger facility to support some of the growth activity there. As Mark alluded to, we’re talking about we’re in the process of looking at a new call center environment for us. In addition, we are evaluating a — what’s new from a corporate headquarters standpoint as well.
<A — Mark Layton — Chairman & Chief Executive Officer>: Our lease in our current facility here ends in March of next year. So, we’re looking at some various options to deal with our growth aspects. The technology developers and the account managers what comes with that obviously is requirements for that space and square footage to put that on and there, so you will see some expansion in our square footage both on the headquarters side as well as the call center side and some additional facility expenses as we go forward.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Last question and maybe, Mike, or and I guess whoever can chime in on this one, but when you really look at, I mean we see there is really big trend of branded CPG companies really wanting to develop that direct one-on-one relationship with their customer and using the internet, the web and then eCommerce to do that. Are you starting to see them actually put real spending behind on the marketing side, really start to drive the channel not only just establish the channel, but really start to drive throughput through that channel yet on the marketing side opening up their customer account, their databases, all those things. Are we at that point now where we’re kind of starting to light that up?
<A — Mark Layton — Chairman & Chief Executive Officer>: Every client has got a different viewpoint on how they want to use the direct-to-consumer site. This is Mark. And so there are some clients who immediately want to aggressively move activity through specifically the site itself. I think you’ll see us begin to talk more and more about our role we see ourselves evolving into as it relates to being a facilitator of commerce across channels. And the client in many cases is using our expertise and our technology that we bring to play that may facilitate transactions that go across the eCommerce bandwidth if you will but that don’t necessarily get shift out of our facilities or results in a call in our call center. They may grow revenue activity in another piece in the channel.
And so increasingly I think over the next several years our role will become more of an eCommerce facilitator if you will, and as the consumers continue to determine when where and how they want to buy, more and more our role will be to facilitate the convenience of that consumer to complete their demand, if you will, in that case. And that’s an exciting component I think for our clients is they want to grow overall whether it’s — they want to grow market share, they want to grow revenue and they want to do it in a manner that a lot of the consumers can kind of choose the most convenient method for them. So it’s a bit out there a little bit strategic-wise but it gives you some feel for where we’re at.
And I think if you look at a company like Procter & Gamble, for example, they’re much more interested in overall eCommerce growth for them as a company regardless of which retailer or which channel gets it, they want themselves, the company, to be at the forefront of servicing clients, their customers in the future. However, that customer wants to be serviced and they’re using our expertise and our technology to allow them to get there. And where that shows up at is somewhat relevant to in terms of that. So, you’ll see our revenue models evolve to where that will be, whether it’s a rev share or people billing hours and things along that to kind of align with where our clients are taking from that area.

<Q — Mark Argento — Craig-Hallum Capital Group LLC>: And you guys have proprietary software, are you developing the technology platform to be able to manage across all the — if it’s the company’s own website a third party website, I mean, you guys have technology to be able to start to do more that type of business?
<A — Mark Layton — Chairman & Chief Executive Officer>: The combination of those things and certainly our relationship with Demandware is important to begin with, one of the differentiators that we have is an integrator for Demandware. I think we’re — I’m certain we’re pretty much the largest integrator for Demandware in the world. And in terms of the developers that we have so, we distinguish ourselves from a competition, first of all, by the fact that we have more high-quality developers on the platform that know how to use it and we have developed a number of proprietary type capabilities around that.
So Mike mentioned the continuity program for Starbucks, as an example, we have other if you will apps that have our plug-ins that the Demandware technology that our competition can’t offer nor really can Demandware offer it directly or they can do it with in partnership with us but they couldn’t do it on their own.
So, we’re developing our own technology. Secondly to that is that we’ve developed hundreds of interfaces to third party technologies that allow whether it’s a payment processing method or a rating and review service or and on and on and on with that we’re building a library of technological interfaces that have — that allow the products that be enabled into the Demandware platform out there and use on the site that again is a differentiator for us.
We’re not setting out to try to be a large software development house if we could buy it, we’ll do that, but in many cases, the technology is not necessarily available or not to the quality standards that we would like. And so we’ll develop it in house in those cases from there. So, which you’ll see increasingly as a library of either our own proprietary technology of our third-party interfaces that we have created reseller agreements within there, bundled around the Demandware platform.
And that same concept can work with other software manufacturers’ products. Now there’s really not another strong SaaS player in the industry today. So this is where Demandware itself has a significant advantage in terms of the architecture design that they have for their platform and why we’re so keenly aligned with them in terms of where they are and where they’re going and it’s been a great partnership continues to be and both of us are benefiting significantly from it.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Great. And just last question if you look at the service fee revenue the $21 million you guys did in the quarter, I know you kind of broke it up in new relationships, existing relationships. Maybe just step back a little bit, if we’re looking at the $21 million, of that $21 million how much is kind of what we’ll call production revenue meaning revenue generated from actually doing the fulfillment work versus say initial setup or pre-revenue or pre-production service fee revenue?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: I don’t have those exact numbers in front of me but I’ll estimate for you. I think that the total fulfillment revenue activity for the quarter would probably be approximately 50% of our overall revenue, 45% to 50% would be my expectation with — then call center following second as the second largest component.
<A — Michael Willoughby — President & Chief Information Officer>: And start-up revenue is not going to be a major.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: I’m sorry yes — startup revenue is not a significant component. We generally take that activity and defer it over the life of the contract for the startup activity.

<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Okay so you guys aren’t really getting paid $2 million to spool up on the front-end of the deal?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: We may get paid to cover our anticipated costs. But we’re generally deferring net revenue and cost over the life of the contract.
<A — Mark Layton — Chairman & Chief Executive Officer>: Right.
<Q — Mark Argento — Craig-Hallum Capital Group LLC>: Okay, all right that’s helpful. Thanks guys, I appreciate it.
Operator: Your next question comes from the line of Marco Rodriguez with Stonegate Securities.
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: Good morning, thanks for taking my questions. I was wondering if I can get a clarification in regards to the Retail Connect. The sequential drop in revenues is that particularly been driven by that one customer you refer that is restructuring or just something else in there?
<A — Mark Layton — Chairman & Chief Executive Officer>: Yes the — as we look at over the next several quarters, I think that my comments related to the modest decline what we may experience in that is related to that large client in that area and the restructuring activities that they’re undertaking.
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: Okay. And then shifting to the gross margins on the service fees in the quarter is a little bit lower than what’s going on from a historical perspective. Can you provide any color there?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Sure, a couple of components there. First of all, we did have a high level of new client start-up activity. Generally, when you have a new client, you start operating with a gross margin that’s a little bit lower than what our long-term targeted gross margin percentage would be, so that’s one component. Another component is the fact that we didn’t have a lot of project work, incremental project work this quarter that we generally see it north a higher level of and oftentimes, some of that project work can sometimes be — occur at a higher than traditional gross margin effort.
<A — Mark Layton — Chairman & Chief Executive Officer>: And just to add a little color there, Marco, the — Tom was talking about startup — he’s really talking about the time period of when a client site goes live okay and when we kind of get it operating maturely. A few months typically, not the ramp, not the building period, right, that goes into startup revenue that you described earlier that’s amortized over the life of the contract.
So once the client goes live and we’re recognizing revenue, we typically experience lower gross margins in the first several months of the client until things are at a steady state aspect and given the number of new clients we’re bringing on has a mix impact right now that’s impacting margin.
The other part about the project work it’s not necessarily it isn’t available, it’s just we’re — our staff are all busy working on new deals right now, so we haven’t been able to take advantage of some of the project opportunities that were out there in that, so that had a little bit of impact on margin because as Tom mentioned, that typically those — we kind of can sell that at list price in many cases so.
<A — Michael Willoughby — President & Chief Information Officer>: Yes and where we have taken on some projects we’ve used staff augmentation model, where we’re bringing some outside contractors that would be at higher rates and so it isn’t necessarily that we’re not getting the job done for the client, but we’re not deploying our internal resource to do some of those things we’re putting them on new client deals, because we have that opportunity right now.
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: Got it, that’s helpful. And so with the new 15 client engagement that you’re expecting to launch in the next six months or let’s just say the second half of the year, are you expecting that same sort of an impact on the gross margins for your service fee or are you expecting it to kind of bounce back up?
<A — Michael Willoughby — President & Chief Information Officer>: I think we — that’s the pattern that we expect and have seen historically where the first 90 days or so of the contract as we have the project management folks still on the project additional work just to make sure that everything is going really well. And setting in the processes and procedures around the deal that’s a phenomenon that we historically have seen and we would expect to continue.
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: Okay. And then just in regard to the 15 new clients or 15 new engagements that you’re launching here, can you provide color in terms of how many or rather by kind of by brand, how many of those 15 represent? And any sort of additional information in terms of which ones are kind of doing the full line of services?
<A — Michael Willoughby — President & Chief Information Officer>: A couple of different questions there. One is I assume you’re sort of asking what category your vertical market they might fall into. Most of the deals that we’re currently working on do fall into one of the three top verticals we have most of them are fashion and apparel or accessories. In fact, our current pipeline and 50% of the opportunities we have in our pipeline are fashion, apparel or accessory deals.
And so if you kind of extend that into what we’re working on, it’s pretty close about half of the deals are in that category. A couple are in health and beauty so on average, about 15% of our opportunities show up in that vertical market health and beauty, skin care. And then CPG is 10% of our pipeline and so a couple of deals as we mentioned two for that prepackaged food beverage category or CPG. Does that help?
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: Yes, yes. And then I guess you mentioned that if you have a client and you’re going to launch that client a particular brand in three separate geographic locations, if I were to look at it from I guess counting those three — the example that you have, we have three different locations Europe, the U.S. and Canada and if you were to kind of consolidate it and count that as one, how we should think about those 15 engagements?
<A — Michael Willoughby — President & Chief Information Officer>: So just to give you a flavor kind of where we’re at year-to-date. We have signed six new clients so that would be either an individual deployment or a master agreement with a client and for those six that would include 22 client programs. So on average, you can see that we’re doing little less than three or a little bit more than three kind of client engagements per master agreement on average.
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: That’s helpful. And then lastly I was wondering, if you could maybe provide us with a little bit of an update in regard to your competitive environment now that your largest competitor has been acquired and spinoff is complete. Any kind of color you can provide there?
<A — Mark Layton — Chairman & Chief Executive Officer>: I don’t think there’s been a lot of change in terms of where we see the competitive marketplace. I mean, we’ve typically come down to the two large global providers being the final two selections in that. eBay is certainly trying to tout its PayPal capabilities and the marketplace around the PayPal area as an advantage. However, it’s an open environment and we have relationships with PayPal as well. So I don’t see that in there. I think there are certainly some clients that are still trying to understand it all and with that creates uncertainty so maybe there is at times a little bit of advantage for us, in terms of being a known stable entity in that. So maybe we get a little bit of an advantage and a check mark in that. But I would say as of today, the competitive landscape has not really changed.
Now for all the reasons that we’ve described out there, particularly the technology deployment of our End2End solution out there, we’ve been in a very strong competitive position for some time, even before the acquisition from our perspective and I think that we expect that to continue particularly with some of the investments that we’re making and also we’re, as I described a couple of minutes ago to Mark Argento, kind of how we see ourselves in the years to come as a facilitator of a lot of these eCommerce transactions.
<Q — Marco Rodriguez — Stonegate Securities, Inc.>: Great. Well, thank you guys, I appreciate it.
<A — Mark Layton — Chairman & Chief Executive Officer>: Thanks, Marco.
Operator: Your next question comes from the line of Alex Silverman with Special Situations Fund.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Hey, good morning.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Hi, Alex.
<A — Mark Layton — Chairman & Chief Executive Officer>: Hi, Alex.
<Q — Alex Silverman — AWM Investment Co., Inc.>: The End2End beverage brand that you mentioned, the CPG client that ramps by Christmas. Is this the client that you initially won that resulted in the leasing of the 50,000 square foot, food grade facility?
<A — Mark Layton — Chairman & Chief Executive Officer>: No, as I covered in the prepared comments and that we’ve originally built that facility for the Starbucks deal.
<Q — Alex Silverman — AWM Investment Co., Inc.>: So that was for Starbucks and this one will then be incremental to that?
<A — Mark Layton — Chairman & Chief Executive Officer>: No, at this point, the fulfillment activity is not included in that particular deal. This is a large, large relationship, but at this point in time, the activities that we are performing are technology and customer interaction relating to customer response and a lot of marketing services.
<Q — Alex Silverman — AWM Investment Co., Inc.>: This is for the beverage.
<A — Mark Layton — Chairman & Chief Executive Officer>: That’s correct...
<Q — Alex Silverman — AWM Investment Co., Inc.>: Okay that’s very helpful. Thank you. And then in terms of the Retail Connect margin benefit this quarter, which will fall back in Q3. Can you give us a little — can you help us there with that — explain a little further what happened there?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Sure this is Tom. The — our primary client in that business put in place a price increase back towards the beginning of the quarter, when that price increase occurs, we generally get some benefit of the sell-through of some existing products as we carry that price increase on to the channel. So it’s a kind of a temporary benefit that we.
<Q — Alex Silverman — AWM Investment Co., Inc.>: So, in other words your inventory was priced at the lower price.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: That’s correct.

<Q — Alex Silverman — AWM Investment Co., Inc.>: Got it. And so it’ll just be a catch-up.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: That’s correct.
<Q — Alex Silverman — AWM Investment Co., Inc.>: And what — I don’t know how much you can share, but I think your comment was that the same client was planning to restructure. Can you give us some sense of what’s going on there?
<A — Mark Layton — Chairman & Chief Executive Officer>: Yes I mean, it’s pretty much public information that’s available out there. But, so I don’t want to get too much into that aspect of things in there. But you’ve got a — what was being operated as a totally separate subsidiary worldwide basically they are making some rationalization, if you will, by combining a lot of the operations particularly in the international markets into the mothership if you will.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Okay.
<A — Mark Layton — Chairman & Chief Executive Officer>: It allows them to align some product lines together, eliminate a little bit of duplication in some of those product areas that they had and also make some significant benefits for them in terms of their sales force and the engineering aspects of things from there. So they’ll be able to reduce — kind of streamline cost of operations going forward. So our relationship with them, they have reiterated, is solid. There will be some changes in the product categories out there that we think could result in some modest declines of revenue over the next several quarters but we’ll kind of keep our finger to the pulse and frankly I think that there is some opportunity for us to potentially begin to expand with this client into other business lines that we’re at the mothership that we had previously not had a lot of access to.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Is there a chance that, that arrangement moves from a basically a buy/sell to a consignment service contract?
<A — Mark Layton — Chairman & Chief Executive Officer>: Well I’ve been answering that question for 15 years. But I think there’s always a chance is that and as I mentioned before, we are relatively agnostic as to how our clients choose to deploy with us. We can make similar — from a modeling standpoint, we can make similar gross margin dollars if it were our operating income in either model in terms of how clients deploy with us.
So, while product revenue might go away if the model was changed hopefully, we’re in a situation at least in terms of how we model these things in here that we can earn a similar operating income regardless of which way it happens. So, there’s nothing at this point that indicates that they want to make any change in that relationship but it has been discussed over the years and it’s something that at least pops up on the radar screen in terms of should we consider this and at this point, they continue to feel that the way they want to deploy the relationship with us has been through a buy/sell model.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Okay. And then just to change gears, can you give us sense of how much was taken out of the pipeline in the quarter, and then of that, that was taken out how much of that won versus, either passed on or lost?
<A — Michael Willoughby — President & Chief Information Officer>: Sure, so — and just to remind you that we — if you look at our sales funnel, our objectives are to propose on about 50% of the leads we sort of qualify in, so you’d expect to see some pretty significant churn in the pipeline. And this quarter we actually have seen much more activity than we even traditionally see. We actually completely turned over our pipeline. So, we added in the neighborhood of $65 million in potential that has client projection value to the pipeline and we actually took out $61 million and if you look at the pipeline for the quarter 22% of the pipeline was actually deals that we won that we contracted, and that would equate to about $15 million or so in value.

<Q — Alex Silverman — AWM Investment Co., Inc.>: So, and so historically 50% you actually end up bidding on, so I assume that half of that was taken out because you didn’t bid on it, 22% you won and the rest you didn’t win?
<A — Michael Willoughby — President & Chief Information Officer>: That’s right.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Okay, very helpful. And then any update in terms of an umbrella lender?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Still kind of looking at that. Now that the eCOST business has been sold and we’re in the process of having discussions with our banking partners about a potential U.S. consolidated facility but, not a lot has been done further on that, we’ll probably be looking at that a little bit more in early part of 2012.
<Q — Alex Silverman — AWM Investment Co., Inc.>: And your — most of your credit facilities come up for renewal in the March, April, May of ‘12 range?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Actually we — the facilities we have just gone through significant amount of renewals. The primary ones are with Comerica those are now come up for renewal in September of 2012. So it is an 18-month renewal which is longer than what we normally got from a renewal period from them.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Yes.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: The Wells Fargo renewal, it’s for a three-year period. So that — from the Supplies Distributors business. So that’s goes through March of 2014, the business — or the Retail Connect piece that we just renewed in May was extended for a year and then IBM Global financing relationship’s extended for a year so. It’s kind of a little bit of mixture as we look out into next year; we won’t have as many coming up for renewal at that March timeframe as we’ve had this year.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Okay.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Many of them extending had -extending their terms with us this year.
<Q — Alex Silverman — AWM Investment Co., Inc.>: Great, thank you very much
<A — Mark Layton — Chairman & Chief Executive Officer>: Thanks, Alex.
Operator: [Operator Instructions] Your next question comes from the line of Glenn Primack with PEAK6 Investments.
<Q — Glenn Primack — Broadview Advisors LLC>: Good morning. I was wondering how much extra cost that you take on with Starbucks this quarter without the matching revenue that would eventually I guess move from SG&A up to gross margin expense?
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: I’m not going to go into specific details on individual clients, there would have been some this quarter. It wasn’t a significant amount, but there would have been some.
<Q — Glenn Primack — Broadview Advisors LLC>: Okay. And then Mark on your vision on — PFS being an eCommerce consultant major CPG companies. Has that come about just because you’ve had so much potential project demand that you can’t get to because you’re taking care of your clients?

<A — Mark Layton — Chairman & Chief Executive Officer>: No, that’s coming about because the world’s changing in terms of the way, I mean, the simple thing you can look at today 99% of these eCommerce transactions originate from a PC today. As we sit back and look at this over the next several years, that number is, we believe will decline significantly. And as mobile transactions come to play in other electronic widgets, if you will, come about whether that might be a seat-back device at a stadium or something in a cab, an electronic billboard, a shelf talker various ways the consumers can interact with brands and potentially purchase products.
What we see is that an ability to facilitate electronic commerce transactions if you will across channel partners. Some of which will continue to result in shipments from our own facilities and interactions with our own call center others of which might facilitate transactions between various retail locations out there in order to be certain that the brand still captures the sale and doesn’t lose it to a competitor.
So this is several years out, but with that, then you sit back and say well how does our revenue model evolve around that and there will be things more oriented around potential rev-share agreements and things along that basis and there that would go, this is a perfectly — a hypothetical example I’ll give you here but let’s assume for a minute that we moved $2 billion of overall commerce — facilitated $2 billion in overall commerce. Today, almost all of that moves through — would move through one of our facilities and the customer interactions would be with one of our call center agents. Fast forward five years, let’s just say that we may facilitate $10 billion of commerce and $3 billion of that moves through our facilities and $7 billion of that is facilitated across various channels will mean we might not actually hold the inventory for the client at all or handle the interaction there may not be an interaction required.
But we might be able to gain a rev share of that other $7 billion because we facilitated through our technologies and our, both proprietary and our technology interface relationships that I described earlier in there — those particular transactions. So it’s a new revenue source for us, if you will almost a new product area that we can offer that we see the opportunity for going forward.
<Q — Glenn Primack — Broadview Advisors LLC>: So your return on invested capital looking out I don’t know, sort of three to five years goes up dramatically, if that kind of takes place?
<A — Mark Layton — Chairman & Chief Executive Officer>: If that hypothetical example takes place, that would — we would assume that would happen, yes.
<Q — Glenn Primack — Broadview Advisors LLC>: Okay. Last one with Barron’s writing that piece couple of weeks ago on Amazon, I don’t know if you saw it or not, but the whole. Yes, they’re growing revenue, but they’re having to put that much more into infrastructure. Can you just kind of compare and contrast on what you’re going through, I mean you guys started as big distributors, they kind of started as not. And so, is there something that’s similar or you won’t even kind of view that as a comparable-type company?
<A — Michael Willoughby — President & Chief Information Officer>: So, I don’t — I’m not familiar with the piece that you’re referring to. When we look at Amazon we look at them in two different ways, one is as a potential competitor because they have a fulfillment by Amazon type of a product.
They aren’t really a competitor to us because their infrastructure and their go-to-market strategy is really targeted to small and medium businesses with a pretty generic fulfillment and eCommerce offering whereas our vertical markets demand a highly customized, very robust offering across the touch points.
So if you look at their sort of outsourced business, we don’t see them as a competitor and the infrastructure that they built is really built for this large volume of products across a large number of small-to-medium businesses.

And I think the problem with that model is you got this huge diversity of clients and products that you’re trying to warehouse and pick-pack and ship. We may have say 35 clients across our facilities doing very large volumes per client and we can get a lot of leverage in economies of scale across those 35 clients. If you had 3,500 clients doing a similar volume you could just see the complexities and the inability to get economies of scale if there is any customization required or diversity with the product.
The other side of Amazon obviously is our core business which I think is the emphasis for them. And as they try to broaden their product categories with other people’s products, third-party products that they’re bringing into their facility, the complexity just gets exponential as far as technology you have to deploy and processes and procedures you have to put into the facility just to make that work.
<A — Mark Layton — Chairman & Chief Executive Officer>: We’ve often been asked why don’t you have a box solution if you will that can deal with small and medium size websites out there. And this conundrum that Mike just described has been something that we have circled around for many years and have never really been able to identify a financial model that we think it works.
We do take some calculated risks with start-up sites each year that don’t have any revenue and may not have a customer base with them in there, but might be a great brand name and we’ll take some risk with that, but generally we’ve got to be able to see both for our clients’ financial justification and our own. We got to be able to see a site that can generate more than $20 million a year in commerce in the first couple of years or it just doesn’t really make a lot of financial sense for either party to be able to deploy the solution necessary to make that happen. The technology is expensive, the people around it are expensive and it’s really the whole justification as to why do people outsource their web commerce platforms.
They’re fast moving. The features and functionalities change constantly, they’re expensive to deploy and today most web commerce sites don’t have the economies of scale in terms of revenue to be able to overcome the investment necessary to deliver the consumer the type of experience that they’re after and that the brand wants to deliver in that. So, the fact that we share several billion dollars worth of economies of scale across the 40 or so clients and 80 or so programs that we have in place in there, we share that with all these clients that are out there, but doing that across the several thousand clients is a whole different ball game when they’re — when they’re a lot smaller. So, and that’s where I think the big diversion between the Amazon model and ours sits.
<Q — Glenn Primack — Broadview Advisors LLC>: Okay, great. That really clears things up for me. Lastly, in terms of measuring how you’re leveraging your model and internally, what do you look at operationally like line items coming under at the given facility or what types of things that we wouldn’t necessarily see on a — press release, that, you know, a daily sales, line shipped?
<A — Mark Layton — Chairman & Chief Executive Officer>: Yes all of those things I mean there’s different metrics in every key area of the business. There’s a lot of web analytics related to visitor traffic conversion rates, abandoned rates, minutes spent on the site which pages are used that we — we get from our web analytics programs that are used to analyze the activities. There’s a lot of e-mail metrics from a marketing standpoint that we’re looking at related to e-mail sent, open percentage, monitoring the potential for spam, labeling on the activity that’s there. In the new customer site, it’s very important in terms of new customer ads that is an important statistic as it relates to the vibrancy and the ability for the site to survive long-term in that.
And then you move into the distribution area, you speak into average order sizes, average weight per order, freight cost per order, lines per order. We’re looking a lot at the — at the cubic size of products that are involved in the facility, movements per individual unit that allows us to maximize pick rates and how we store the product for the clients at different types of technologies that we can deploy on the floor to be able to do that.

In our call center, we’re looking at length of call, call per order, e-mail per order how long it takes us to respond to e-mails so on and so forth and we can kind of go on and on with that. There’s a lot in the technology areas it relates to response time and the monitoring of our equipment in those areas in there. Demandware has a whole other set of statistics that they’re monitoring related to their whole worldwide deployment of technology stacks that allow things from there. So there’s a lot of gauges and a lot of daily metrics that are looked at in order to manage the business.
<A — Michael Willoughby — President & Chief Information Officer>: But in our current level the leverage comes from the transactions that are flowing through the infrastructure whether it’s just electronic transactions or physical transactions that’s where we get the leverage.
<Q — Glenn Primack — Broadview Advisors LLC>: Okay super. And would you share some of that data with your customer base in terms of about I guess how the master agreement and the partnership like as if I don’t know back in the analog days when you had sales run that you share as distributor back to the manufacturer?
<A — Michael Willoughby — President & Chief Information Officer>: There are two areas where we would work with our clients. One is obviously complete transparency into how their program is operating across all service levels and across all of the statistics that Mark is mentioning. The other thing we can do with our clients is to give them an idea of how they’re stacking up against their peer.
So we would divide up our clients into what I call cohorts by vertical market, aggregate our statistics and also industry statistics we’re seeing and then we can during our quarterly business review process with our clients, give them an idea of how their program is performing compared to comparable programs out there, which we think is a huge value and when you start to see the kind of client — number of clients that we have within these top three verticals even with just the things that we’re doing for our clients and just giving our clients valuable information.
<Q — Glenn Primack — Broadview Advisors LLC>: Great. Thank you for your time.
<A — Mark Layton — Chairman & Chief Executive Officer>: Thank you.
<A — Michael Willoughby — President & Chief Information Officer>: Thank you.
Operator: Your final question comes from the line of George Walsh with Gilford Securities.
<Q — George Walsh — Gilford Securities, Inc.>: Just wondered if you could review the landscape relative to the GSI / eBay deal made earlier this year. Has there been any follow up in the industry in terms of strategic partnerships and potentially how that might affect you? And really I’m speaking on a business level here just the idea you mentioned that you are looking at smaller entities, there’s start ups that you might make a partner with. But are there larger entities that you guys can work with or looking for your capabilities in terms of the services business?
<A — Michael Willoughby — President & Chief Information Officer>: I think in this conversation we were talking about smaller entities, it was talking about clients that we might take on, who are starting from zero that have a great brand presence and that we would decide even though they don’t have the kind of year one volumes that would meet our minimum threshold.
<Q — George Walsh — Gilford Securities, Inc.>: Okay, right.
<A — Michael Willoughby — President & Chief Information Officer>: But they have the potential to get there quickly and so we’re going to take a little bit of risk in taking on a client using up an implementation slot. We do that once or twice maybe three times a year where we just really love the brand and think they’ve got great potential. You’re saying all the right things wanting to spend the money on marketing programs and we’ll place the bet along with them on their program. I don’t think we were talking about potential acquisition targets.
<Q — George Walsh — Gilford Securities, Inc.>: Okay.
<A — Michael Willoughby — President & Chief Information Officer>: And at least in that conversation.
<Q — George Walsh — Gilford Securities, Inc.>: Okay but the broader question is just industry wise — industry wide, is there any need for strategic services or consolidation or larger entities that are looking for — to expand their services?
<A — Michael Willoughby — President & Chief Information Officer>: I think if you look at our strategy over the long-term, George, we’ve partnered very aggressively with what we call best-of-breed partners. In some — in many scenarios where the partnership allows us to make money on the service that’s being provided so we get to be a reseller of that technology, which I think gives us the ability to access the technology without locking us into an R&D spend if we were to do it ourselves or if we were to buy that provider like GSI has traditionally done and then sort of being locked into only having that technology and having to make the investments to keep it up.
And so I think our strategy going forward is to continue to do that to partner aggressively with best-of-breed providers and then as Mark says, we look towards the future where the strategic direction is in some of these multi-channel initiatives and supporting these touch points that are diversifying, if it makes sense to buy either the technology or the provider I think we’d be open to that but that remains to be seen as the strategy evolves.
I do think overall, we do continue to see consolidation in our industry. We were seeing activities with the providers like Demandware looking to go public and filing as to type documentation or...
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Just one.
<A — Michael Willoughby — President & Chief Information Officer>: Just one, sorry. Obviously the crazy market may affect their long — the decision what they’re going to do. I don’t see any reason why that wouldn’t change but we continue to see some level of consolidation in companies going public taking advantage of the opportunity they have.
<Q — George Walsh — Gilford Securities, Inc.>: Okay. Thanks.
<A — Mark Layton — Chairman & Chief Executive Officer>: Thank you.
Operator: Your next question comes from the line of Chris Cerniglia with Stifel Nicolaus.
<A — Mark Layton — Chairman & Chief Executive Officer>: Hi, Chris.
<Q — Chris Cerniglia — Stifel Nicolaus>: My question — Hi guys, how are you? My question was actually in line with the caller just before me, which was are you seeing other opportunities due to GSI Commerce being taken over and then being part of a bigger entity that other institutions may not want to do business with GSI any longer?
<A — Mark Layton — Chairman & Chief Executive Officer>: As I mentioned earlier, I don’t think the competitive landscape’s changed all that much at this point. As I said earlier, I think the one thing we are seeing is at least a ponderance from some potential clients to say how is this — it’s new, so how is this going to sort out and what’s going to happen.
I don’t think that the competitive advantages that we feel that we have I think they’re still there, they are strong and I’ll go back again to the technology platform, what we’ve done with Demandware and the SaaS offering we believe is a very significant competitive advantage versus what GSI could offer with its proprietary technology platform and the challenges that they’ve had in terms of updating it. And eBay has been public about the fact that they’ve got some technology things they want to do as well.
So, you’ve got some rationalization that’s got to happen on that side. So I think that’s created a little bit of concern and confusion potentially in the market. I’m certain that eBay and GSI can answer it from their standpoint, because they’re still very formidable competitors. And as I said earlier, almost always it’s the two of us that stand in the batter’s box at the end, to see who can win the deal. So, I don’t think a lot has changed at this point.
<Q — Chris Cerniglia — Stifel Nicolaus>: Thanks.
<A — Thomas Madden — EVP, Chief Financial & Accounting Officer>: Thanks, Chris.
Operator: At this time, there are no further questions. I will now turn the call back to Mark Layton for closing remarks.
Mark C. Layton, Chairman & Chief Executive Officer
I appreciate everybody’s time this morning. We’ll talk to you next quarter. Have a great day.
Operator: This concludes today’s PFSweb’s Second Quarter 2011 Earnings Conference Call. You may now disconnect.